UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2011
Federal Home Loan Bank of Dallas
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51405	71-6013989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 Freeport Parkway South, Suite 600, Irving, Texas		75063-2547
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-441-8500
Not Applicable
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 17, 2011, the Federal Home Loan Bank of Dallas (the "Bank") completed its director election process for both member and independent directorships with terms beginning on January 1, 2012. This process took place in accordance with the rules governing the election of Federal Home Loan Bank directors as specified in the Federal Home Loan Bank Act of 1932, as amended, and the related regulations of the Federal Housing Finance Agency. A description of the Bank’s director election process is contained in the Bank’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2011 (the "2010 10-K").

One member director and two independent directors, all of whom currently serve on the Bank’s Board of Directors, were each elected to serve a four-year term that will commence on January 1, 2012.

Robert M. Rigby was re-elected to represent the state of Texas as a member director. Mr. Rigby serves as Market President of Liberty Bank in North Richland Hills, Texas and has served as a director of the Bank since January 2010. Mr. Rigby currently serves on the Board of Directors’ Risk Management Committee (for which he serves as Vice Chairman) and Strategic Planning Committee.

Patricia P. Brister and John P. Salazar were re-elected to serve as independent directors.

Ms. Brister serves as a board member of the Habitat for Humanity St. Tammany West in Mandeville, Louisiana and has served as an independent (formerly appointive) director of the Bank since January 2008. In addition, Ms. Brister previously served a three-year term on the Bank's Board of Directors from January 2002 through December 2004 and was Vice Chairman of the Bank's Board of Directors in 2004. Ms. Brister currently serves on the Board of Directors’ Executive Committee, Compensation and Human Resources Committee (for which she serves as Chairman) and Government Relations Committee.

Mr. Salazar, an attorney and director with the law firm of Rodey, Dickason, Sloan, Akin & Robb, P.A. in Albuquerque, New Mexico, has served as an independent director of the Bank since January 2010. Mr. Salazar currently serves on the Board of Directors’ Government Relations Committee (for which he serves as Vice Chairman) and Affordable Housing and Economic Development Committee.

For a description of the Bank’s director compensation, please refer to Item 11 of the Bank’s 2010 10-K.

Since January 1, 2010, the Bank has not engaged in any transactions with any of the above-named persons or any members of their immediate families that require disclosure under applicable rules and regulations. There are no arrangements or understandings between any of the elected directors named above and any other persons pursuant to which that director was selected.

As a cooperative, the Bank’s products and services are provided almost exclusively to its members. In the ordinary course of business, transactions between the Bank and its members are carried out on terms which either are determined by competitive bidding in the case of auctions for Bank advances and deposits or are established by the Bank, including pricing and collateralization terms, under its Member Products and Credit Policy, which treats all similarly situated members on a non-discriminatory basis. The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors serve as member directors of the Bank. The Bank’s products and services are provided to such members on terms that are no more favorable to them than comparable transactions with other similarly situated members of the Bank whose officers or directors do not serve as member directors of the Bank.

Item 5.07 Submission of Matters to a Vote of Security Holders.

As described in Item 5.02, on November 17, 2011, the Bank completed its director election process for both member and independent directorships that will commence on January 1, 2012.

Member institutions may only cast votes for a nominee or abstain from voting and may not cast votes against a nominee or indicate that they are withholding votes from a nominee.

There were six nominees for one member directorship representing the state of Texas. There were no open member directorships for the states of Arkansas, Louisiana, Mississippi or New Mexico.

There were 521 member institutions in Texas that were eligible to vote for the one member directorship, of which 178 institutions cast a total of 1,242,653 votes. Robert M. Rigby was elected to serve as a member director representing the state of Texas. The results of the election were as follows:

Nominee	Member Institution	Number of Votes Received

Robert M. Rigby	Liberty Bank	615,762
Market President	North Richland Hills, TX

Cynthia Blankenship	Bank of the West	279,189
Vice Chairman and Chief Operating Officer	Grapevine, TX

Steve Gilman	Members Choice Credit Union	124,448
Chief Executive Officer	Houston, TX

Peter Fisher	Prosperity Bank	102,139
Vice Chairman and General Counsel	El Campo, TX

Mark Frears	Texas Capital Bank	76,619
Executive Vice President	Dallas, TX

Greg D. Morse	Worthington National Bank	44,496
Chief Executive Officer	Fort Worth, TX

In addition, there were two nominees for the two independent directorships commencing on January 1, 2012. There were 918 member institutions in the Bank’s five-state district that were eligible to vote for the independent directorships, of which 271 institutions cast a total of 3,115,721 votes. Patricia P. Brister and John P. Salazar received 1,562,691 votes and 1,553,030 votes, respectively. Each nominee received at least 20 percent of the number of votes eligible to be cast in the election to fill the directorship for which they were nominated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas

November 22, 2011	By:	/s/ Tom Lewis

Name: Tom Lewis
Title: Senior Vice President and Chief Accounting Officer